AcuNetx

14 February 2006


A LETTER TO SHAREHOLDERS


Dear Shareholder:

AcuNetx has been in business as a combined company for just over one month. It has been an incredibly busy time--hiring top-notch executives, bringing a diverse Board together, reassessing and reassigning priorities, and coordinating all the administrative tasks necessary to create a company with multiple subsidiaries, locations and product lines.

All of you understand from one perspective or another, that three small companies have come together to form AcuNetx--Eye Dynamics ("EDI") the publicly traded entity, OrthoNetx ("ONX"), a private company that produces medical devices to grow new bone, and its recently acquired PrivaComp ("PCI"), a private company with a proprietary data management platform for healthcare. I'd like to take this opportunity to describe how these companies interrelate and where we intend to take AcuNetx from here.

                    ~ ~ ~ ~ ~ ~ ~ ~ ~ ~ ~ ~ ~ ~ ~ ~ ~ ~ ~ ~ ~

ACUNETX: "WE READ YOU LOUD AND CLEAR"
AcuNetx (ANTX.OB) is a company that takes medical devices and other devices designed to capture data about humans, and adds a data gathering component that connects the device with users and support persons. Think of the OnStar(R) system offered by General Motors for many of its automobiles. This technology protects drivers, allows remote monitoring of the vehicle, diagnoses problems from afar, alerts authorities in case of an accident, and can even remotely unlock the door when keys are left inside--all from a central monitoring location using wireless communication and GPS technology. Like OnStar, our patented SmartDevice-ConnectSM technology from PCI is designed to allow remote monitoring of device behavior (even for implanted devices), can alert users to device-related problems, and is capable of gathering data from the device and sending it to AcuNetx databases for analysis and reporting to doctors, patients and other stakeholders under security and privacy controls. Thus, SmartDevice-Connect, now under development for integration into all our devices, creates a risk management, product and customer support paradigm that until now has not been available to patients, doctors, or the manufacturers of devices. We envision SmartDevice-Connect as the common denominator for all our devices in all of our subsidiary companies. SmartDevice-Connect and other associated PCI technology is contained within AcuNetx, the parent company. To users of our devices and our technologies: WE READ YOU LOUD AND CLEAR.

THE ACUNETX PARENT AND ITS SUBSIDIARY COMPANIES
To best bring to market and support the various device lines that we possess, as well as to set the precedent for future acquisitions, we have formed a series of wholly owned subsidiary companies. They include:

1.       EYE DYNAMICS, INC. ("EDI")
For more than a decade, EDI has pioneered and marketed a diverse line of medical diagnostic devices that help doctors track and analyze eye movements that may be disturbed when people have balance and dizziness problems. We are currently seeking to add a balance-plate device that complements the eye tracking device. Together these devices will not only enable doctors to better diagnose balance problems, including those (especially the elderly) who are in danger of falling, but also will serve as therapeutic devices to rehabilitate those with balance disorders.

There is a significant potential market for these products, in a field where a leader has yet to emerge. EDI's historic eye tracking market has been on the order of $10 - $12 million in the U.S. (of which the company has captured 15% - 30% market share). Adding the balance checking and rehabilitation product to complement our eye tracking devices opens a market projected to be in the $100 - $200 million range in the U.S. We intend to be poised to attack that market within a few months.

Collecting data from all balance diagnosis and rehabilitation cases using the SmartDevice-Connect platform creates a data repository for EDI that has enormous potential value for product improvement, risk management and care improvement perspectives. (WE READ YOU LOUD AND CLEAR) Furthermore, it differentiates our products from all others in the field.

2.       ORTHONETX, INC. ("ONX")
Deformities of the face, the spine, and the extremities are not only disfiguring, they are debilitating--robbing those afflicted of their independence, their productivity and life potential. Many, if not most, of the afflicted are children.

ONX. designs, develops, manufactures and markets medical devices for OSTEOPLASTIC SURGERY--generating, forming and molding bone by a process known as DISTRACTION OSTEOGENESIS ("DO"). ONX has developed sophisticated devices that will treat difficult conditions where new bone formation is necessary with far less pain and suffering, more economically, and with better results than competitor products. ONX's unique product approach relies on FIVE PRIMARY ADVANTAGES over competing products:
     1.  Safer and less invasive
     2.  Fully implantable for better aesthetics, comfort and function
     3.  Easier to use
     4.  Modifiable for more treatment options
     5. Future SmartDevice-Connect capability, enabling continuous informatics-based doctor/patient/product support. (WE READ YOU LOUD AND CLEAR)

Physician customers include plastic surgeons, oral and maxillofacial surgeons, otolaryngologists, and orthopedic surgeons who correct deformities and deficiencies of the skeleton caused by errors of birth, trauma, infections and tumors. Osteoplastic surgery is applicable to all areas of the skeleton, including the skull and face, jaws, long bones of the upper and lower extremities, hands, wrists, feet, ankles, and the spine.

According to our estimates, addressable markets for EXISTING ONX products can be segmented as follows:

---------------------------------- -------------------- ------------------------
  PRODUCT CATEGORY                        EST. CURRENT              ESTIMATED
                                        WORLDWIDE ANNUAL        POTENTIAL ANNUAL
                                          MARKET TODAY                 MKT.
---------------------------------- -------------------- ------------------------

Craniofacial (CF* device)                  $ 27,930,000           $ 800,000,000

Extremity (EX and SB* devices)              123,750,000           1,500,000,000

Dental (DI device)                          578,125,000             900,000,000
---------------------------------- --------------------- -----------------------

                           TOTALS         $ 729,805,000         $ 3,200,000,000
---------------------------------- --------------------- -----------------------
         * commercially available today

3.       SAFETYMETRIX, INC. ("SMX") (WORKING NAME)
This subsidiary of AcuNetx, to be formed in the coming weeks, will focus on the following markets:

     o   Industrial (workplace) safety
     o   Law enforcement
     o   Homeland security

Eye Dynamics has developed the prototype of an eye scanning device to screen for human psychomotor impairment. It now resides in the SMX subsidiary. That technology, which has applications in workplace safety, law enforcement and homeland security, is patented and now under final development for commercial launch anticipated later this calendar year. Currently named SafetyScope(TM), this product READS eye movements for human impairment rapidly and with certainty. SafetyScope is designed to assure a CLEAR-HEADED workforce. Here's how: In 90 seconds, SafetyScope evaluates the ability of any individual's eyes to follow a moving light and react to a dim and bright light stimulus. The tracked eye movements are highly specific indicators of impairment, based on algorithms patterned after the Standard Field Sobriety Test as used for decades by law enforcement nationwide. In other words, SafetyScope allows employers and others to screen individuals for involuntary changes in eye movements and/or pupil reactions that may result from drug or alcohol abuse, reactions to medication, medical conditions, stress or fatigue. Because it is non-invasive and provides immediate results, SafetyScope instantaneously provides meaningful and actionable data ("pass" or "fail") regarding worker "fitness-for-duty", a safety measure that may save lives, avoid injury, protect property and preserve productivity.

The SmartDevice-Connect platform as applied to SafetyScope creates a turnkey, fully outsourced solution for prospective customers by supporting workers' rights management, privacy, data security, and myriad reporting capabilities. (WE READ YOU LOUD AND CLEAR)

We estimate, based on the existing $1.5 billion annual worker urine testing market, that markets for SafetyScope and its law enforcement counterpart (V.I.P.E.R.) range from $4 - $6 billion per year in the U.S. alone. There are seven immediate vertical market sectors for SafetyScope, and we have already entered a collaborative agreement with a major customer in the Construction sector.

HIRING TOP MANAGEMENT AND BUILDING INFRASTRUCTURE
AcuNetx is targeting establishment and buildout of the policies and operating procedures to achieve Sarbanes-Oxley compliance on schedule, obtain ISO9001 and ISO13485 quality system certification, and maintenance of all our existing FDA approvals. We are also targeting significant revenue growth across subsidiaries and product lines.

To accomplish this, we have significantly strengthened the management team, adding Chief Financial Officer, Senior Vice President of Sales & Marketing, Senior Vice President of Operations, and a dedicated information technology executive to improve and maintain data systems.

Innovation and development (I&D) remain high priorities. Along with the merger with OrthoNetx, AcuNetx now owns 20% of High Precision Devices, Inc. (www.hpd-online.com), a Boulder, Colorado based engineering and manufacturing firm. Thus, AcuNetx has an outsourced, but contractually dedicated, product development and manufacturing entity to draw on.

GROWTH CAPITAL
In addition to the modest amount of cash available to the company on completing the merger, we have put in place a $12 million Standby Equity Distribution Agreement with Cornell Capital Partners (www.cornellcapital.com) that allows us to draw on this money at our discretion over the next two years. Details have been posted in a recent 8K filing. We believe that this funding vehicle will provide management with sufficient funds to execute the company's business plan, including introducing SafetyScope to the marketplace.

These are exciting times. We invite you to watch your company grow and prosper. We are now in process of upgrading our Web site to reflect the changes outlined in this letter and to give continuing meaningful insight to our customers, friends and shareholders.

Sincerely,


/s/ Terry R. Knapp


Terry R. Knapp, MD
CEO

--------------------------------------------------------------------------------
This letter contains certain forward-looking statements based on current expectations, forecasts and assumptions that involve risks and uncertainties. These statements are based on information available to the Company as of the date of this letter, and our actual performance could differ materially from that stated or implied. This is due to risks and uncertainties associated with our business, which include the factors disclosed in our filings with the Securities and Exchange Commission. Forward-looking statements include statements regarding expectations, intentions or strategies regarding the future (including market size and market share), and can generally be identified by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "will," and "would" or similar words. We assume no obligation to update the information included in this letter, whether as a result of new information, future events or otherwise.
--------------------------------------------------------------------------------